Agreement

Entered into as of the 1st day of January, 1998, by and between Leon Aprimov, Israeli Identification Number 1679561, ("Leon") and Solmecs (Israel) Ltd. ("Solmecs").

WHEREAS in July 1993, the parties entered into an agreement, a copy of which is attached hereto as Exhibit 1 (the "Initial Agreement"); and

WHEREAS pursuant to the Initial Agreement, the parties agreed to commence a project (the "Project") for the development and exploitation of technology relating to electronic display systems for solar/electrical heaters; and

WHEREAS pursuant to the Initial Agreement, Leon agreed to transfer all of his know-how, including any patent applications, relating to electronic display systems for solar/electrical water heaters (as set forth in Exhibit 2, the "Know-how") to the Project and to provide the Project with certain consulting services; and

WHEREAS pursuant to the Initial Agreement, Solmecs, with the assistance of certain consulting services provided by Leon, has further developed the ideas contained in the Know-how and has funded the Project; and

WHEREAS pursuant to the Initial Agreement, after the initial stages, the Project was to be performed in the context of a limited liability company, Heatex Ltd, 85% of the shares of which are owned by Solmecs and 15% of which are owned by Leon; and

WHEREAS        to date, the Project has been performed by Solmecs; and

WHEREAS the parties wish to terminate the Initial Agreement and replace it with this Agreement.

NOW THEREFORE, the parties have agreed as follows:

1. The Initial Agreement is hereby terminated and of no further force and effect.

2. The term "Technology" as used in this Agreement shall mean all information, data and know-how, including but not limited to, inventions, creations, ideas, discoveries, copyrights, programs, and trade secrets, in whatever form or medium, owned or developed by Leon, relating to electronic display systems for electric and solar water heater, and all improvements, modifications, enhancements, refinements and the like thereto (whether patentable or unpatentable) owned or developed by Leon, and all patent applications and patents, whether filed or issued now or in the future, with respect thereto.

3. Leon hereby irrevocably assigns, effective as of July 1993, to Solmecs all rights, title and interest he may have in and to any and all Technology, whether existing at that time or developed thereafter. Leon hereby waives any claims he may have in and to any of the Technology.

4. In consideration for the assignment set forth in Section 2, Solmecs shall pay Leon royalties based on net revenues received by Solmecs from the sale or licensing of the Technology or of products incorporating the Technology as follows:

     a. For purposes of this Agreement, "Net Revenues" shall mean gross revenues received by Solmecs from the sale or licensing of the Technology or of products incorporating the Technology less: (i) shipping, handling, insurance, taxes and other similar charges; and
          (ii) rebates and other allowances actually paid or allowed, provided, however, that in the case of sale or licensing of the Technology or of products incorporating the Technology to an Affiliate of Solmecs, the Net Revenues shall be determined by the gross revenues which would be obtained from a purchaser who is not an Affiliate. For purposes of this Section, "Affiliate" means with respect to any person, any other persons that, directly or indirectly, control, are controlled by or are under common control with such person.

     b. With respect to the first US$200,000 in Net Revenues received by Solmecs, Leon will not be entitled to royalties on Net Revenues received by Solmecs from the sale of products incorporating the Technology.

     c. Once Solmecs has received an aggregate of $200,000 in Net Revenues, Leon will be entitled to 1.5% of any additional Net Revenues received by Solmecs from the sale of products incorporating the Technology.

     d. With respect to the first US$300,000 in Net Revenues received by Solmecs, Leon will not be entitled to royalties on Net Revenues received by Solmecs from the sale or licensing of the Technology.

     e. Once Solmecs has received an aggregate of $300,000 in Net Revenues, Leon will be entitled to 8% of any additional Net Revenues received by Solmecs from the sale and/or licensing of the Technology.

     f. Royalties pursuant to this Section shall accrue and be payable on a quarterly basis within thirty (30) days after the end of each calendar quarter in which Solmecs receives Revenues. Each payment of royalties pursuant to this Section 3 shall be accompanied by a statement setting forth such details as may be necessary for the calculation of the royalty payment. Leon shall bear all taxes, to which Leon may be subject, in connection with such payments and

          Solmecs may withhold any taxes on such payments to the extent required by applicable law.

5. Leon recognizes and acknowledges that all of the specifications, programs and documentation, the methods and data, and the developments, designs, inventions, improvements and trade secrets, which Solmecs exclusively owns, plans or develops, including the Technology, are confidential and are the property of Solmecs. All of these materials and information will be referred to below as "Proprietary Information." Leon shall not (a) directly or indirectly reveal, report, publish, disclose or transfer the Proprietary Information or any part thereof to any person or entity; (b) use any of the Proprietary Information or any part thereof for any purpose other than for the benefit of Solmecs; or (c) assist any person or entity other than Solmecs to secure any benefit form the Proprietary Information or any part thereof.

6. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telex, telefax, or mailed first-class, postage pre-paid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

         Solmecs:       Shaul Lesim
                        Omen Industrial Park
                        P.O. Box 3026, Omen 84365, ISRAEL

         Leon:          Leon Aprimov
                        Mavu Brosh 3, Kiryat Savioniw
                        Ehud, ISRAEL

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

8. This Agreement contains the entire understanding of the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof. All prior agreements with respect to the subject matter hereof are superseded by this Agreement and are of no further force and effect.

9. This Agreement may be altered, modified or amended except by a written instrument signed by the parties.

10. This Agreement shall be binding upon and shall inure to the benefit of Solmecs, its successors and assigns and Solmecs shall require successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform it if no such succession or assignment had taken place. The term

     "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of Solmecs (including this Agreement) whether by operation of law or otherwise.

11. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement on the day first above written.


--------------------------------                --------------------------------
      Solmecs                                              Leon